Exhibit 99.1

First Advantage Reports First Quarter 2022 Results

Reports Seventh Consecutive Quarter of Double-Digit Revenues Growth

First Quarter 2022 Highlights

•
Revenues were $189.9 million, an increase of 43.8%, compared to $132.1 million in the prior-year period
•
Net income was $13.0 million, compared to a net loss of $(19.4) million in the prior-year period
•
Adjusted EBITDA1 was $53.6 million, compared to $36.6 million in the prior-year period
•
Adjusted Net Income1 was $33.5 million, compared to $20.5 million in the prior-year period
•
Completed asset purchase acquisition of Form I-9 Compliance

2022 Full Year Guidance

•
Raising full year 2022 guidance ranges for revenues to $820 to $835 million, Adjusted EBITDA to $253 to $259 million, and Adjusted Net Income to $157 to $161 million2

ATLANTA, May 11, 2022 – First Advantage Corporation (NASDAQ: FA), a leading global provider of technology solutions for screening, verifications, safety, and compliance related to human capital, today announced financial results for the first quarter ended March 31, 2022.

Key Financials

(Amounts in millions, except per share data and percentages)

	Three months ended March 31,
	2022	2021	Change
Revenues	$189.9	$132.1	43.8%
Income (loss) from operations	$17.1	$(3.2)	NM
Net income (loss)	$13.0	$(19.4)	NM
Net income (loss) margin	6.9%	(14.7)%
Diluted earnings (loss) per share	$0.09	$(0.15)	NM
Adjusted EBITDA[1]	$53.6	$36.6	46.5%
Adjusted EBITDA Margin[1]	28.2%	27.7%
Adjusted Net Income[1]	$33.5	$20.5	63.4%
Adjusted Diluted Earnings Per Share[1]	$0.22	$0.16	37.5%

1 Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable respective GAAP measures.
Note: "NM" indicates not meaningful information.

“We delivered exceptional results in the first quarter, as broad-based strength across our key verticals and geographies drove year-over-year revenue growth of 43.8% and Adjusted EBITDA growth of 46.5%,” said Scott Staples, Chief Executive Officer. “During the quarter, we saw strong momentum from existing customer base growth, new customer additions, and upsell and cross-sell, as well as very high customer retention. Our customers continue to depend on First Advantage to help them hire smarter and onboard faster in a macroeconomic environment where job switching and churn has sustained at high levels. We believe that these are fundamental shifts in how people work and apply for jobs, which creates long-term tailwinds for our business.”

Mr. Staples continued, “As of the end of the first quarter, we lapped one year since our screening business acquisition in the UK, which further established us as a market leader in the UK, and, along with our acquisition of MultiLatin last year, expanded our international scale. In the US, we acquired Form I-9 Compliance at the beginning of the first quarter of 2022, following our purchase of Corporate Screening last year. These acquisitions have delivered financial performance better than our original expectations and added vertical, product, and international capabilities that continue to drive impressive upsell and cross-sell as well as new customer pipelines.”

“We are focused on staying on the leading edge of product and technology innovation to best serve our customer’s needs, and I am pleased to announce that, in support of these efforts, we have promoted Joelle Smith to President, Data, Technology, and Experience. Joelle has been instrumental in furthering our innovation and growth, and in her expanded role, she will lead our Company to accelerate technology and continue to further enhance our already outstanding applicant and customer experience,” Mr. Staples added.

“Looking ahead, we expect ongoing investments in M&A, automation, product innovation, and proprietary databases to create further operating efficiencies, lower costs, and enhance turnaround times. We will continue to execute our vertical go-to-market strategy and product innovation roadmap to grow revenues and Adjusted EBITDA,” Mr. Staples commented.

Balance Sheet and Cash Flow

During the first quarter of 2022, the Company generated $41.6 million of cash flow from operating activities and spent $7.6 million in purchases of property and equipment, including capitalized software development costs. First Advantage ended the first quarter of 2022 with cash and cash equivalents of $307.7 million and total debt of $564.7 million, resulting in net debt of $257.1 million.

Full Year 2022 Guidance

The following table summarizes our full year 2022 guidance:

	Prior Guidance As of March 23, 2022	Revised Guidance As of May 11, 2022
Revenues	$813 million – $828 million	$820 million – $835 million
Adjusted EBITDA[2]	$250 million – $257 million	$253 million – $259 million
Adjusted Net Income[2]	$156 million – $161 million	$157 million – $161 million
Capital expenditures (consisting of purchases of property and equipment and capitalized software development costs)	$28 million – $30 million	$28 million – $30 million

2 A reconciliation of the foregoing guidance for the non-GAAP metrics of Adjusted EBITDA and Adjusted Net Income to GAAP net income (loss) cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Actual results may differ materially from First Advantage’s full year 2022 guidance as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast Information

First Advantage will host a conference call to review its results today, May 11, 2022, at 8:30 a.m. ET. To participate in the conference call, please dial (877) 313-2269 (domestic) or (470) 495-9550 (international) approximately ten minutes before the start. Please mention to the operator that you are dialing in for the First Advantage first quarter 2022 earnings call or provide conference code 6984408. The call also will be webcast live on the Company’s investor relations website at https://investors.fadv.com under the “News & Events” and then “Events & Presentations” section, where related presentation materials will be posted prior to the conference call.

Following the conference call, a replay of the webcast will be available on the Company’s investor relations website, https://investors.fadv.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” "target," “guidance,” the negative version of these words, or similar terms and phrases.

These forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Such risks and uncertainties include, but are not limited to, the following:

•
the impact of COVID-19 and related continuously evolving risks on our results of operations, financial position, and/or liquidity;
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our operations in a highly regulated industry and the fact that we are subject to numerous and evolving laws and regulations, including with respect to personal data and data security;
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our reliance on third-party data providers;
•
negative changes in external events beyond our control, including our customers’ onboarding volumes, economic drivers which are sensitive to macroeconomic cycles, such as interest rate volatility and inflation, geopolitical unrest, and the COVID-19 pandemic;
•
potential harm to our business, brand, and reputation as a result of security breaches, cyber-attacks, or the mishandling of personal data;
•
the continued integration of our platforms and solutions with human resource providers such as applicant tracking systems and human capital management systems as well as our relationships with such human resource providers;
•
disruptions, outages, or other errors with our technology and network infrastructure, including our data centers, servers, and third-party cloud and internet providers and our migration to the cloud;
•
our ability to obtain, maintain, protect and enforce our intellectual property and other proprietary information;
•
our indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations; and
•
our Sponsor (Silver Lake Group, L.L.C., together with its affiliates, successors, and assignees) controls us and may have interests that conflict with ours or those of our stockholders.

For additional information on these and other factors that could cause First Advantage’s actual results to differ materially from expected results, please see our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Information

This press release contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” and “Adjusted Diluted Earnings Per Share.”

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by or presented in accordance with GAAP because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash provided by (used in) operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The presentations of these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, and as further adjusted for loss on extinguishment of debt, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues. We define Adjusted Net Income for a particular period as net income before taxes adjusted for debt-related costs, acquisition-related depreciation and amortization, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges, to which we then apply the related effective tax rate. We define Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by adjusted weighted average number of shares outstanding—diluted. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures, see the reconciliations included at the end of this press release. Numerical figures included in the reconciliations have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

About First Advantage

First Advantage (NASDAQ: FA) is a leading global provider of technology solutions for screening, verifications, safety, and compliance related to human capital. The Company delivers innovative solutions and insights that help customers manage risk and hire the best talent. Enabled by its proprietary technology, First Advantage’s products and solutions help companies protect their brands and provide safer environments for their customers and their most important resources: employees, contractors, contingent workers, tenants, and drivers. Headquartered in Atlanta, Georgia, First Advantage performs screens in over 200 countries and territories on behalf of its more than 33,000 customers. For more information about First Advantage, visit the Company’s website at https://fadv.com/.

Contacts

Investors:

Stephanie D. Gorman

Vice President, Investor Relations

Investors@fadv.com

(888) 314-9761

Condensed Financial Statements

First Advantage Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$307,671	$292,642
Restricted cash	248	148
Short-term investments	927	941
Accounts receivable (net of allowance for doubtful accounts of $1,087 and $1,258 at March 31, 2022 and December 31, 2021, respectively)	148,163	155,772
Prepaid expenses and other current assets	19,089	14,365
Income tax receivable	1,572	2,292
Total current assets	477,670	466,160
Property and equipment, net	146,392	154,309
Goodwill	802,675	793,892
Trade name, net	77,641	79,585
Customer lists, net	375,428	384,766
Deferred tax asset, net	1,604	1,413
Other assets	21,921	6,456
TOTAL ASSETS	$1,903,331	$1,886,581
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$51,450	$53,977
Accrued compensation	20,709	30,054
Accrued liabilities	17,985	21,829
Current portion of operating lease liability	6,253	—
Income tax payable	3,300	2,573
Deferred revenues	725	873
Total current liabilities	100,422	109,306
Long-term debt (net of deferred financing costs of $9,434 and $9,879 at March 31, 2022 and December 31, 2021, respectively)	555,290	554,845
Deferred tax liability, net	86,490	84,653
Operating lease liability, less current portion	11,583	—
Other liabilities	3,406	5,539
Total liabilities	757,191	754,343
EQUITY
Common stock - $0.001 par value; 1,000,000,000 shares authorized, 152,982,128 and 152,901,040 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	153	153
Additional paid-in-capital	1,167,569	1,165,163
Accumulated deficit	(18,428)	(31,441)
Accumulated other comprehensive (loss)	(3,154)	(1,637)
Total equity	1,146,140	1,132,238
TOTAL LIABILITIES AND EQUITY	$1,903,331	$1,886,581

First Advantage Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
REVENUES	$189,881	$132,070

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization below)	96,431	65,945
Product and technology expense	13,773	10,553
Selling, general, and administrative expense	28,545	23,978
Depreciation and amortization	34,034	34,763
Total operating expenses	172,783	135,239
INCOME (LOSS) FROM OPERATIONS	17,098	(3,169)

OTHER (INCOME) EXPENSE :
Interest (income) expense, net	(850)	6,717
Loss on extinguishment of debt	—	13,938
Total other (income) expense	(850)	20,655
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	17,948	(23,824)
Provision (benefit) for income taxes	4,935	(4,435)
NET INCOME (LOSS)	$13,013	$(19,389)

Foreign currency translation (loss) income	(1,517)	2,760
COMPREHENSIVE INCOME	$11,496	$(16,629)

NET INCOME (LOSS)	$13,013	$(19,389)
Basic net income (loss) per share	$0.09	$(0.15)
Diluted net income (loss) per share	$0.09	$(0.15)
Weighted average number of shares outstanding - basic	150,538,700	130,000,000
Weighted average number of shares outstanding - diluted	152,348,806	130,000,000

First Advantage Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$13,013	$(19,389)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,034	34,763
Loss on extinguishment of debt	—	13,938
Amortization of deferred financing costs	445	704
Bad debt (recovery)	(184)	(173)
Deferred taxes	1,698	(6,304)
Share-based compensation	1,859	562
(Gain) on foreign currency exchange rates	(411)	(96)
Loss on disposal of fixed assets	163	1
Change in fair value of interest rate swaps	(5,260)	(1,032)
Changes in operating assets and liabilities:
Accounts receivable	8,862	6,963
Prepaid expenses and other assets	1,151	(6,161)
Accounts payable	(1,329)	(8,087)
Accrued compensation and accrued liabilities	(13,215)	5,579
Deferred revenues	(254)	31
Operating lease liabilities	(405)	—
Other liabilities	(26)	363
Income taxes receivable and payable, net	1,442	2,051
Net cash provided by operating activities	41,583	23,713
CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments	—	440
Acquisitions of businesses, net of cash acquired	(18,920)	(7,588)
Purchases of property and equipment	(2,909)	(1,443)
Capitalized software development costs	(4,643)	(3,536)
Net cash used in investing activities	(26,472)	(12,127)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from Successor First Lien Credit Facility	—	261,413
Repayments of Successor First Lien Credit Facility	—	(163,875)
Repayment of Successor Second Lien Credit Facility	—	(146,584)
Payments of debt issuance costs	—	(1,257)
Payments on capital and finance lease obligations	(238)	(459)
Payments on deferred purchase agreements	(349)	—
Proceeds from stock option exercises	547	—
Net cash used in financing activities	(40)	(50,762)
Effect of exchange rate on cash, cash equivalents, and restricted cash	58	(310)
Increase (decrease) in cash, cash equivalents, and restricted cash	15,129	(39,486)
Cash, cash equivalents, and restricted cash at beginning of period	292,790	152,970
Cash, cash equivalents, and restricted cash at end of period	$307,919	$113,484

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$1,713	$298
Cash paid for interest	$4,774	$7,153
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash property and equipment additions	$206	$295

Reconciliation of Consolidated Non-GAAP Financial Measures

(in thousands, except percentages)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net income (loss)	$13,013	$(19,389)
Interest (income) expense, net	(850)	6,717
Provision (benefit) for income taxes	4,935	(4,435)
Depreciation and amortization	34,034	34,763
Loss on extinguishment of debt	—	13,938
Share-based compensation	1,859	562
Transaction and acquisition-related charges(a)	1,498	3,984
Integration, restructuring, and other charges(b)	(889)	450
Adjusted EBITDA	$53,600	$36,590
Revenues	189,881	132,070
Net income (loss) margin	6.9%	(14.7)%
Adjusted EBITDA Margin	28.2%	27.7%
(a)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally, the three months ended March 31, 2021 includes incremental professional service fees incurred related to the IPO and the three months ended March 31, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(b)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.

Reconciliation of Consolidated Non-GAAP Financial Measures (continued)

(in thousands)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net income (loss)	$13,013	$(19,389)
Provision (benefit) for income taxes	4,935	(4,435)
Income (loss) before provision for income taxes	17,948	(23,824)
Debt-related charges(a)	(4,815)	14,911
Acquisition-related depreciation and amortization(b)	29,115	31,512
Share-based compensation	1,859	562
Transaction and acquisition-related charges(c)	1,498	3,984
Integration, restructuring, and other charges(d)	(889)	450
Adjusted Net Income before income tax effect	44,716	27,595
Less: Income tax effect(e)	11,219	7,092
Adjusted Net Income	$33,497	$20,503

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Diluted net income (loss) per share (GAAP)	$0.09	$(0.15)
Adjusted Net Income adjustments per share
Income taxes	0.03	(0.03)
Debt-related charges(a)	(0.03)	0.11
Acquisition-related depreciation and amortization(b)	0.19	0.24
Share-based compensation	0.01	0.00
Transaction and acquisition related charges(c)	0.01	0.03
Integration, restructuring, and other charges(d)	(0.01)	0.00
Adjusted income taxes(e)	(0.07)	(0.05)
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.22	$0.16

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding—diluted (GAAP and Non-GAAP)	152,348,806	130,000,000
(a)
Represents the loss on extinguishment of debt and non-cash interest expense related to the amortization of debt issuance costs for the 2021 February refinancing and repayment of the Company’s Successor First Lien Credit Facility and Successor Second Lien Credit Facility, respectively. Beginning in 2022, this adjustment also includes the impact of the change in fair value of interest rate swaps. This adjustment, which represents the fair value gains or losses on the interest rate swaps, was added as a result of the increased interest rate volatility observed in the first quarter of 2022. The Company determined that the impact to the previous year, $1.0 million for the three months ended March 31, 2021, was not significant and therefore the previously reported amounts will not be recast.
(b)
Represents the depreciation and amortization expense related to intangible assets and developed technology assets recorded due to the application of ASC 805, Business Combinations.
(c)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally, the three months ended March 31, 2021 includes incremental professional service fees incurred related to the IPO and the three months ended March 31, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(d)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.
(e)
Effective tax rates of approximately 25.1% and 25.7% have been used to compute Adjusted Net Income and Adjusted Diluted Earnings Per Share for the three months ended March 31, 2022 and 2021, respectively. As of December 31, 2021, we had net operating loss carryforwards of approximately $120.1 million for federal income tax purposes available to reduce future income subject to income taxes. As a result, the amount of actual cash taxes we pay for federal income taxes differs significantly from the effective income tax rate computed in accordance with GAAP and from the normalized rate shown above.